UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 15, 2011

Boyd Gaming Corporation

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-12882	88-0242733
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

(Address of Principal Executive Offices, Including Zip Code)

(702) 792-7200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 15, 2011, Boyd Gaming Corporation (the “Company”) entered into an Agreement for Purchase and Sale (the “Agreement”) with Imperial Palace of Mississippi, LLC and Key Largo Holdings, LLC (collectively, the “Seller” and together with the Company, the “Parties”), pursuant to which the Seller agreed to sell and transfer, and the Company agreed to purchase and assume, certain assets and liabilities, respectively, related to the IP Casino Resort Spa in Biloxi, Mississippi (the “Property”), on an as-is basis (except as otherwise provided in the Agreement), for a purchase price of $278,000,000 in cash (the “Purchase Price”). Following the Closing (as defined below), the Company will also make charitable contributions to the Engelstad Family Foundation equal to an aggregate of $10,000,000, which funds are intended to be distributed on behalf of, and in the name of, the Company, over five years to local and regional Biloxi charitable organizations to be designated by the Company. In addition, following the Closing, pursuant to the terms of the Agreement, the Company intends to perform certain capital improvement projects with respect to the Property with costs estimated to be $44,000,000.

The Parties have made certain representations and warranties in the Agreement, including, without limitation, representations and warranties regarding the assets and liabilities to be transferred and assumed, as applicable, pursuant to the Agreement and the availability of funds to consummate the transaction. Additionally, the Parties have agreed to certain covenants, including, without limitation, covenants governing the operation of the Property prior to the Closing and certain matters post-Closing. Pursuant to the terms of the Agreement, in addition to the Company’s indemnification obligations, the Seller has agreed to limited indemnification for losses incurred or sustained due to actions arising out of the Agreement and the transactions contemplated thereby.

The closing of the transactions contemplated by the Agreement (the “Closing”) is subject to the satisfaction or waiver of certain conditions, including, without limitation, (i) the receipt of certain consents, approvals or authorizations required to consummate the transactions contemplated by the Agreement and other licenses and permits required to operate the Property; (ii) the absence of injunctions, judgments or other legal impediments seeking to prohibit the Closing; (iii) the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and (iv) other customary closing conditions.

The Agreement provides the Company a forty-five day due diligence period that commenced June 20, 2011 (the “Due Diligence Period”), pursuant to which the Company, at its sole discretion, and without any cost or penalty, may terminate the Agreement at any time prior to the expiration of such period. In the event that the Company does not terminate the Agreement prior to the expiration of the Due Diligence Period, it is required to make a non-refundable (except under certain circumstances) earnest money deposit of $10,000,000 (the “Deposit”) which will be credited against the Purchase Price upon the Closing. If the Company fails to make the Deposit at or prior to the expiration of the Due Diligence Period, then the Agreement will be automatically terminated. In addition to certain other termination rights, the Agreement may be terminated by either the Company or the Seller if the Closing has not occurred by the date that is six months following the date of the Agreement. The Company currently anticipates that the Closing will occur before the end of the year.

On June 16, 2011, the Company issued a press release announcing the execution of the Agreement, a copy of which is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated June 16, 2011.

*        *        *

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include (without limitation) statements regarding the transactions contemplated by the Agreement and the Company’s expectations regarding the timing of the Closing and the costs, including the estimated cost of the capital improvement projects, associated with the transactions contemplated by the Agreement. Forward-looking statements involve certain risks and uncertainties, including (without limitation) risks and uncertainties encountered in integrating acquired businesses, and actual results may differ materially from those discussed in each such statement. Factors that could cause actual results to differ include (without limitation) the possibility that the transactions contemplated by the Agreement will not close on the expected terms, or at all; that the cost of the capital improvement projects increases; that the Company is unable to successfully integrate the acquired assets or capture synergies; litigation, antitrust matters or the satisfaction or waiver of any of the closing conditions that could delay or prevent the Closing; changes to the financial conditions of the Company or the Seller or the economic conditions in the areas in which they operate. Additional factors are discussed in Part I, Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, Part II, Item 1A, “Risk Factors” the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and in the Company’s other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2011	Boyd Gaming Corporation

/s/ Josh Hirsberg
Josh Hirsberg Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated June 16, 2011.